                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              GENERAL MAGIC, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 011.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 011(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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



                                     [LOGO]

                              420 NORTH MARY AVENUE
                           SUNNYVALE, CALIFORNIA 94086





                                                                    May 21, 1998





To Our Stockholders:

         You are cordially invited to attend the Annual Meeting of Stockholders of GENERAL MAGIC, INC. on June 25, 1998, at The Westin Hotel, 5101 Great America Parkway, Santa Clara, California at 2:00 p.m., Pacific Daylight Savings Time.

         The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed is a copy of the 1997 GENERAL MAGIC, INC. Annual Report, which includes audited financial statements and certain other information.

         It is important that you use this opportunity to take part in the affairs of GENERAL MAGIC, INC. by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

         We look forward to seeing you at the meeting.

                               Sincerely,



                               Steven Markman
                               Chairman, Chief Executive Officer and President

                                     [LOGO]

                              420 NORTH MARY AVENUE
                           SUNNYVALE, CALIFORNIA 94086

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 25, 1998


Dear Stockholder:

         You are invited to attend the Annual Meeting of Stockholders of General Magic, Inc. (the "Company"), which will be held on June 25, 1998, at 2:00 p.m. Pacific Daylight Savings Time at The Westin Hotel, 5101 Great America Parkway, Santa Clara, California, for the following purposes:

         1. To elect seven (7) directors to hold office until the 1999 Annual Meeting and until their successors are elected and qualified.

         2. To vote upon a proposal to increase by 4,850,000 shares the aggregate number of shares issuable under the Company's Amended and Restated 1990 Stock Option Plan.

         3. To vote upon a proposal to increase by 250,000 shares the aggregate number of shares issuable under the Company's 1994 Outside Directors Stock Option Plan.

         4. To ratify the sale and issuance of the Company's 5 1/2% Cumulative Convertible Series B Preferred Stock.

         5. To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998.

         6. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on April 28, 1998, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal executive offices of the Company.

                                         By Order of the Board of Directors,



                                         MARY E. DOYLE
                                         Secretary
Sunnyvale, California
May 21, 1998

--------------------------------------------------------------------------------
STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.
--------------------------------------------------------------------------------

                               GENERAL MAGIC, INC.
                              420 NORTH MARY AVENUE
                           SUNNYVALE, CALIFORNIA 94086


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

         The accompanying proxy is solicited by the Board of Directors of General Magic, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held June 25, 1998, or any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is May 21, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

         Annual Report. An annual report for the year ended December 31, 1997, is enclosed with this Proxy Statement.

        Voting Securities. Only stockholders of record as of the close of business on April 28, 1998, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 28,818,653 shares of Common Stock of the Company, par value $0.001 per share, issued and outstanding, 50,000 shares of Series A Preferred Stock (with voting power of 3,629,000 shares of Common Stock), par value $0.001 per share, issued and outstanding and 5,000 shares of Series B Preferred Stock, par value $0.001 per share (with voting power of 5,000 shares of Common Stock), issued and outstanding. The Series A Preferred Stock, the Series B Preferred Stock and the Common Stock, which vote as a single class, total 32,452,653 shares of voting stock outstanding as of the record date. Stockholders may vote in person or by proxy. Each holder is entitled to one vote for each share of stock voting held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

         Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. The Company has retained MacKenzie Partners to assist in the solicitation of proxies for a fee not to exceed $6,500, plus customary out-of-pocket expenses. In addition, the Company will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons. The Company will reimburse such persons for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

         Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company at the Company's principal office, 420 North Mary Avenue, Sunnyvale, California 94086, of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         A board of seven (7) directors is to be elected at the Annual Meeting of Stockholders. Management's nominees for election at the Annual Meeting of Stockholders to the Board of Directors are Steven Markman, Michael E. Kalogris, Philip D. Knell, Carl F. Pascarella, Roel Pieper, Dennis F. Strigl and Susan G. Swenson.

         If elected, management's nominees will serve as directors until the Company's Annual Meeting of Stockholders in 1999 and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable to serve for any reason, or if another vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as management may designate.

         If a quorum is present and voting, the seven (7) nominees for director receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

        The table below sets forth, for the current directors and for Philip D. Knell, all of whom are management's nominees for election to the Board of Directors at this meeting, certain information with respect to age and background.

                                                                                                    DIRECTOR
         DIRECTOR NAME                       POSITION WITH THE COMPANY                  AGE           SINCE
         -------------                       -------------------------                  ---           -----
Steven Markman, Ph.D.            Chairman, Chief Executive Officer, President and        52           1996
                                 Director

Michael E. Kalogris              Director                                                48           1997

Philip D. Knell                  Management's Nominee                                    53            --

Carl F. Pascarella               Director                                                55           1994

Roel Pieper, Ph.D.               Director                                                42           1996

Dennis F. Strigl                 Director                                                52           1997

Susan G. Swenson                 Director                                                49           1997

         Steven Markman has served the Company as Chairman, Chief Executive Officer and President since September 1996. Before joining the Company, Dr. Markman served Novell, Inc. as Executive Vice President and General Manager of the Products Group from January 1996 to September 1996, and as the Executive Vice President and General Manager of the Information Access and Management Group from August 1994 until January 1996. Dr. Markman was Vice President of Engineering at First Pacific Networks, Inc. from March 1994 to August 1994, and was a principal at Venture Consulting from September 1993 through March 1994. From February 1993 to May 1993, Dr. Markman was acting Chief Executive Officer of Adaptive Corporation, which was merged with Network Equipment Technologies, Inc. ("NET") in May 1993. Dr. Markman served as Senior Vice President and General Manager of the Network Systems Group of NET from April 1991 to May 1993.

         Michael E. Kalogris has served as a director of the Company since August 1997. Mr. Kalogris has been Chairman and Chief Executive Officer of Triton Communications L.L.C. ("Triton") since June 1997. Before joining Triton, Mr. Kalogris served as President and Chief Executive Officer of Horizon Cellular Group from October 1991 to February 1997.

         Philip D. Knell has been nominated by the Company to serve as a director. Mr. Knell has served as President and General Manager of the networkMCI Conferencing division of MCI Communications Corporation since July 1995. From December 1992 through June 1995, he was President and Chief Executive Officer of Darome Teleconferencing, Inc.

         Carl F. Pascarella has served as a director of the Company since July 1994. Mr. Pascarella has been President and Chief Executive Officer of VISA U.S.A. Inc. since September 1993, and served as President of VISA
International's Asia-Pacific region from 1983 until September 1993. Mr. Pascarella is also a director for BroadVision, Inc.

         Roel Pieper has served as a director of the Company since March 1996. Dr. Pieper has been appointed Executive Vice President of Technology, Strategy and Planning for Philips Electronics N.V., effective May 1998. From September 1997 to January 1998, he served as Senior Vice President and General Manager of the Worldwide Sales, Marketing, Service and Support Group for Compaq Computer Corporation. Dr. Pieper was Chief Executive Officer of Tandem Computers Incorporated ("Tandem") from January 1996 to August 1997. From 1993 until he joined Tandem in 1996, Dr. Pieper served as President and Chief Executive Officer of Tandem's wholly-owned subsidiary, UB Networks. Before joining UB Networks, Dr. Pieper was President and Chief Executive Officer at AT&T's UNIX Systems Laboratories from January 1991 to August 1993. Dr. Pieper is also a director of Lincoln National Corporation, Unify Corporation and VERITAS Software Corporation.

         Dennis F. Strigl has served as a director of the Company since August 1997. Mr. Strigl has been President and Chief Executive Officer of Bell Atlantice Global Wireless since August 1997, and President and Chief Executive Officer of Bell Atlantic Mobile since February 1991. Mr. Strigl is also a director of Grupo Iusacell, S.A.

         Susan G. Swenson has served as a director of the Company since August 1997. Ms. Swenson has been President and Chief Executive Officer of Cellular One since March 1994. From April 1993 to March 1994, she served as Vice President and General Manager of Pacific Bell's Northern California regional business unit. Ms. Swenson is also a director of Wells Fargo & Company.

BOARD OF DIRECTOR'S COMMITTEES AND MEETINGS

         During the year ended December 31, 1997, the Board of Directors held six (6) meetings. Each incumbent director attended at least 75% of the aggregate of such meetings of the Board and any committee of the Board on which he or she served, except Carl F. Pascarella.

         The Company has a Nominating Committee, an Audit Committee and a Compensation Committee.

         The Nominating Committee's function is to recommend from time to time candidates for nomination for election as directors of the Company. The members of the Nominating Committee at the end of fiscal 1997 were Messrs. Markman (ex officio), Kalogris and Pieper and Ms. Swenson. During the year ended December 31, 1997, the Nominating Committee held one (1) meeting.

         The Audit Committee's function is to review with the Company's independent auditors and management the annual financial statements and independent auditors' opinion, review the scope and results of the examination of the Company's financial statements by the independent auditors, approve all professional services and related fees of the independent auditors, recommend the retention of the independent auditors to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee at the end of fiscal 1997 were Messrs. Kalogris, Pascarella and Strigl. During the year ended December 31, 1997, the Audit Committee held two
(2) meetings.

         The Compensation Committee's function is to review and approve compensation levels and stock option grants for employees of the Company. The members of the Compensation Committee at the end of fiscal 1997 were Messrs. Pascarella and Pieper and Ms. Swenson. During the year ended December 31, 1997, the Compensation

Committee held two (2) meetings. For additional information concerning the Compensation Committee, see "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."

                                 PROPOSAL NO. 2

            AMENDMENT OF AMENDED AND RESTATED 1990 STOCK OPTION PLAN

         At the Annual Meeting, the stockholders will be asked to approve an amendment to the Company's Amended and Restated 1990 Stock Option Plan (the "Option Plan") in order to increase by 4,850,000 the number of shares of the Company's Common Stock that may be issued thereunder.

         As of April 28, 1998, options to purchase an aggregate of 4,632,842 shares of Common Stock were outstanding and only 562,556 shares remained available for future grants under the Option Plan, an amount that the Board of Directors believes to be insufficient to meet the Company's equity incentive objectives. The Board of Directors believes that the Company's stock option program is an important factor in attracting and retaining the high caliber employees, consultants, advisers and other independent contractors essential to the Company's success and in aligning those individuals' long-term interests with those of the stockholders. In view of the intense competition in the Company's industry for highly qualified personnel, the Board of Directors believes that to attract and retain the best candidates, the Company must offer a competitive stock option program as a core component of its compensation package. In addition, stock options serve an important role in motivating their holders to contribute to the Company's growth. Therefore, the Board of Directors has amended the Option Plan, subject to the approval of the Company's stockholders, to increase by 4,850,000 shares the maximum aggregate number of shares issuable under the Option Plan. This amendment is intended to ensure that the Option Plan will continue to have available the number of shares necessary to meet these needs, and the Board of Directors believes that approval of the amendment is in the best interests of the Company and its stockholders.

SUMMARY OF THE OPTION PLAN, AS AMENDED

         The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

         General. The purpose of the Option Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward the Company's employees and consultants and by motivating such persons to contribute to the Company's growth and profitability. It provides for grants to employees of incentive stock options, within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and grants to employees and consultants of nonqualified stock options.

         Administration. The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board having such powers as specified by the Board (referred to collectively as the "Board"). Subject to the provisions of the Option Plan, the Board determines the persons to whom options are granted, the number of shares covered by each option, whether the option is to be an incentive stock option or a nonqualified stock option, the timing and terms of the exercisability, vesting and expiration of each option, the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the method for satisfaction of any tax withholding obligation arising in connection with an option, including by the delivery or withholding of shares of stock, and all other terms and conditions of each option not inconsistent with the Option Plan. The Board has the authority to interpret the Option Plan and any agreement used thereunder, and all determinations of the Board are final and binding on all persons having an interest in the Option Plan or any option granted under the plan.

         Eligibility. Options may be granted under the Option Plan to employees (including officers and directors who are also employees) or consultants, advisors or other independent contractors of the Company or any parent or subsidiary corporation of the Company. However, incentive stock options may be granted only to employees. As of April 28, 1998, a total of approximately 150 current employees (including seven executive officers) satisfied the eligibility requirements for participation in the Option Plan.

         Shares Subject to Plan. Subject to adjustment as described below, the Option Plan currently authorizes the issuance of an aggregate of up to 8,020,000 shares of the Company's authorized but unissued or reacquired

Common Stock. The Board of Directors has amended the Option Plan, subject to stockholder approval, to increase to 12,870,000 the maximum aggregate number of such shares that may be issued under the Option Plan. If an option expires or is canceled, or if shares subject to repurchase are repurchased by the Company, the shares subject to the unexercised portion of the option or the repurchased shares may again become available for issuance under the Option Plan. In the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Option Plan and to the number of shares and exercise price under outstanding options. Section 162(m) of the Code limits the amount of compensation paid to a corporation's chief executive officer and four other most highly compensated officers that the corporation may deduct as an expense for federal income tax purposes. To enable the Company to grant sufficient options to attract and retain key officers, the Option Plan was amended by the Compensation Committee of the Board of Directors in November 1996 to eliminate a limitation on the maximum aggregate number of shares for which options could be granted to any employee in any fiscal year which would have enabled compensation related to options granted under the plan to be exempt from the effects of Section 162(m). Therefore, options granted thereafter under the Option Plan will not be exempt from the deduction limitation.

         Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. Incentive stock options must have an exercise price at least equal to the fair market value per share of the Common Stock on the date of grant, while nonqualified stock options must have an exercise price at least equal to 85% (50% in the case of persons who are not officers or directors of the Company) of the fair market value per share of the Common Stock on the date of grant. However, incentive stock options granted to an optionee who at the time owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary or parent corporation of the Company (a "Ten Percent Owner") must have an exercise price equal to at least 110% of the fair market value per share of the Common Stock on the date of grant. As of April 28, 1998, the fair market value of the Company's Common Stock, as reported on the Nasdaq National Market, was $9.391 per share.

         Options granted under the Option Plan become vested and exercisable at such times and subject to such conditions as determined by the Board and generally must be exercised within ten years of the date of grant. However, an incentive stock option granted to a Ten Percent Owner must be exercised within five years from the date of grant. The Option Plan provides that the exercise price of options may be paid (i) in cash, by check or cash equivalent, (ii) by tender of certain shares of the Company's stock which have a fair market value on the exercise date equal to the exercise price, (iii) by a recourse promissory note in a form approved by the Company, (iv) by the assignment of the proceeds of a sale of some or all of the shares being acquired upon the exercise of an option, or (v) by any combination thereof. However, the Board may grant options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price. During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned except by will or the laws of descent and distribution. An optionee has no rights as a stockholder with respect to an option grant under the Option Plan until shares of Common Stock are issued to the optionee upon exercise of the option.

         Change in Control. A "Change in Control" of the Company is deemed to occur upon any of the following events in which the stockholders of the Company immediately before such event do not retain immediately after such event, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor or the corporation to which the Company's assets have been transferred: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the voting stock of the Company, (ii) a merger in which the Company is a party, or
(iii) the sale, exchange or transfer (including pursuant to a liquidation or dissolution) of all or substantially all of the assets of the Company. In the event of a Change in Control, the Board, in its sole discretion, may arrange with the surviving, continuing or purchasing corporation, as the case may be (the "Acquiring Corporation"), for the Acquiring Corporation to either assume the Company's rights and obligations under outstanding stock option agreements or to substitute options for the Acquiring Corporation's stock for such options. Any options not assumed, replaced or exercised as of the date of the Change in Control will terminate.

         Termination or Amendment. No options may be granted under the Option Plan after August 2, 2000. The Board may terminate or amend the Option Plan or any grant under the Option Plan at any time, but, without the approval of the Company's stockholders, the Board may not amend the Option Plan to increase the number of shares subject to the Option Plan or to change the class of persons eligible to receive grants under the Option Plan. No amendment may adversely affect any outstanding option without the optionee's consent unless the amendment is required to preserve the option's status as an incentive stock option.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to stock options granted under the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

         Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted or within one year following the exercise of the option will normally recognize a long-term or mid-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be mid-term if the optionee's holding period is more than 12 months but not more than 18 months and will be long-term if the optionee's holding period is more than 18 months. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

         The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

         Nonqualified Stock Options. Options not designated or qualifying as incentive stock options will be nonqualified stock options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. A capital gain or loss will be long-term or mid-term depending on the optionee's holding period, as discussed above. No tax deduction is available to the Company with respect to the grant of a nonqualified option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

NEW PLAN BENEFITS AND ADDITIONAL INFORMATION

         As of the date of this Proxy Statement, no options have been granted under the Option Plan conditioned upon stockholder approval of this proposal. Future grants under the Option Plan will be made at the discretion of the Board, and, accordingly, are not yet determinable. In addition, benefits under the Option Plan will depend on a number of factors, including the fair market value of the Company's Common Stock on future dates and the exercise decisions made by the optionees. Consequently it is not possible to determine the benefits that might be received by optionees receiving discretionary grants under the Option Plan. The numbers of shares of Common Stock subject to options granted under the Option Plan to certain persons during the fiscal year ended December 31, 1997, are as follows: Mary E. Doyle, Jeffrey F. McElroy, Steven D. Schramm, Kevin J. Surace and James E. White were granted options to purchase 70,000 shares, 60,000 shares, 70,000 shares, 70,000 shares and 50,000 shares, respectively; all current executive officers as a group were granted options to purchase an aggregate of 590,000 shares; and all employees, including current officers who are not executive officers, as a group were granted options to purchase an aggregate of 2,184,000 shares. During such fiscal year, no options were granted under the Option Plan to any current director who is not an executive officer, any nominee for election as a director, or any associate of any such director, nominee or executive officer, and no person was granted five percent or more of the total amount of options granted under the Option Plan during that period.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

         The Board of Directors believes that approval of the increase in the number of shares issuable under the Option Plan is in the best interests of the Company and its stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF AN INCREASE BY 4,850,000 IN THE AGGREGATE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE OPTION PLAN.

                                 PROPOSAL NO. 3

              AMENDMENT OF 1994 OUTSIDE DIRECTORS STOCK OPTION PLAN

         At the Annual Meeting, the stockholders will be asked to approve an amendment to the Company's 1994 Outside Directors Stock Option Plan (the "Directors Plan") in order to increase by 250,000 the number of shares of the Company's Common Stock that may be issued thereunder.

         As of April 28, 1998, options to purchase an aggregate of 225,000 shares of Common Stock were outstanding and only 75,000 shares remained available for future grants under the Directors Plan. The Board of Directors has amended the Directors Plan, subject to the approval of the Company's stockholders, to increase by 250,000 shares the maximum aggregate number of shares issuable under the Directors Plan. The Board of Directors believes that approval of this amendment to the Directors Plan is in the best interests of the Company and its stockholders because the availability of stock options is an important factor in continuing to attract and retain qualified non-employee directors essential to the success of the Company.

SUMMARY OF THE DIRECTORS PLAN, AS AMENDED

         The following summary of the Directors Plan is qualified in its entirety by the specific language of the Directors Plan, a copy of which is available to any stockholder upon request.

         General. The purpose of the Directors Plan is to promote the financial success of the Company by creating an additional incentive for its non-employee directors through the automatic grant to them of nonqualified stock options.

         Administration. The Directors Plan is intended to operate automatically without discretionary administration. To the extent administration is necessary, it will be performed by the Board of Directors or a duly appointed committee of the Board of Directors (referred to collectively as the "Board"). However, the Board has no discretion to select the non-employee directors of the Company who are granted options under the Directors Plan, to set the exercise price of such options, to determine the number of shares for which or the time at which particular options are granted or to establish the duration of such options. The Board is authorized to interpret the Directors Plan and options granted thereunder, and all determinations of the Board are final and binding on all persons having an interest in the Directors Plan or any option.

         Eligibility. A director of the Company is eligible to participate in the Directors Plan only if the director is (i) at the time of option grant not an employee of the Company or of any parent or subsidiary corporation of the Company, (ii) not employed by a shareholder of the Company or a parent or subsidiary corporation of a shareholder of the Company; and (iii) not employed by an entity holding a technology license from the Company or by a parent or subsidiary corporation of such entity. Eligible directors are referred to herein as "Outside Directors." Currently, the Company has five Outside Directors.

         Shares Subject to Plan. Subject to adjustment as described below, currently no more than 300,000 shares of the authorized but unissued Common Stock of the Company may be issued under the Directors Plan. The Board of Directors has amended the Directors Plan, subject to stockholder approval, to increase to 550,000 the maximum aggregate number of such shares that may be issued under the plan. Upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Directors Plan, to the terms of the automatic option grants described below, and to outstanding options. If any outstanding option under the Directors Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the subject shares of Common Stock are returned to the Directors Plan and become available for future grants.

         Automatic Grant of Options. The Directors Plan provides that each person first elected or appointed as an Outside Director on or after May 23, 1996, will be automatically granted an option to purchase 40,000 shares of

Common Stock on the day immediately following the day of such initial election or appointment (an "Initial Option"). The Directors Plan also provides for the automatic annual grant to each Outside Director on such director's "Anniversary Date" occurring on or after May 23, 1996, of an additional option to purchase 10,000 shares of Common Stock (an "Annual Option"). An Outside Director's Anniversary Date is either (i) the date 12 months after the date of grant of an Initial Option to the director and each successive anniversary thereof, or (ii) if the director did not receive an Initial Option under the Directors Plan, the date 12 months after the date of the most recent grant of an option to the director under the Option Plan and each successive anniversary thereof.

         Terms and Conditions of Options. Each option granted under the Directors Plan is evidenced by a written agreement between the Company and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Directors Plan. The exercise price of any option granted under the Directors Plan must equal the fair market value, as determined pursuant to the plan, of a share of the Company's Common Stock on the date of grant. Generally, the fair market value of the Common Stock is the closing price per share on the date of grant as reported on the Nasdaq National Market. As of April 28, 1998, the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, was $9.438 per share.

         No option granted under the Directors Plan is exercisable after the expiration of 10 years from the date such option is granted, subject to earlier termination if the optionee ceases to be a director of the Company or in the event of a Change in Control of the Company, as discussed below. One-fourth of the shares subject to an Initial Option vest and become exercisable one year after the date of grant and the remainder of the shares subject to the option vest and become exercisable in equal monthly installments over the following 36 months. Shares subject to an Annual Option vest and become exercisable in 12 equal monthly installments, with the first installment vesting 37 months after the date of grant. An optionee has no rights as a stockholder with respect to shares subject to an option granted under the Directors Plan until shares of Common Stock are issued to the optionee upon exercise of the option.

         Generally, the exercise price of an option granted under the Directors Plan may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

         Change in Control. The Directors Plan provides that a "Change in Control" of the Company occurs upon any one of the following events: (i) a merger or consolidation in which the Company is not the surviving corporation,
(ii) a merger or consolidation in which the Company is the surviving corporation where the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, as a result of their ownership of shares of the Company prior to such event, at least a majority of the beneficial interest in the Company's voting stock after such merger or consolidation, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company,
(iv) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, as a result of their ownership of shares of the Company prior to such event, at least a majority of the beneficial interest in the Company's voting stock after such sale or exchange, or (v) a liquidation or dissolution of the Company. Upon the occurrence of a Change in Control, the Board may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") to either assume the outstanding options or to substitute options for the Acquiring Corporation's stock for the outstanding options. Any options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Change in Control will terminate effective as of such date.

         Termination or Amendment. No options may be granted under the Directors Plan after November 22, 2004. The Board may terminate or amend the Directors Plan at any time. However, without stockholder approval, the Board may not amend the Directors Plan to increase the total number of shares of Common Stock reserved for issuance thereunder or expand the class of persons eligible to receive options. The provisions of the Directors Plan addressing eligibility to participate in the Directors Plan and the amount, price and time of the grant of options may not be amended more than once every six months, other than to comport to changes in the Code or the rules thereunder. No termination or amendment of the Directors Plan may adversely affect an outstanding option without the consent of the optionee.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS GRANTED UNDER THE DIRECTORS PLAN

         The federal income tax consequences of the options granted under the Directors Plan are the same as the federal income tax consequences described for nonqualified stock options granted pursuant to the Option Plan set forth above under Proposal No. 2.

NEW PLAN BENEFITS AND ADDITIONAL INFORMATION

         As of the date of this Proxy Statement, no options have been granted under the Directors Plan conditioned upon stockholder approval of this proposal. Future grants under the Directors Plan will be made automatically under the terms of the plan as described above. However, the benefits that may be received by current and future Outside Directors under the Directors Plan will depend on a number of factors, including the fair market value of the Company's Common Stock on future dates and the exercise decisions made by the optionees. Consequently it is not possible to determine the dollar value of benefits that might be received by future optionees under the Directors Plan. In fiscal 1998, provided that each current Outside Director remains an Outside Director on his or her respective Anniversary Date under the Directors Plan, Annual Options to purchase 10,000 shares at an exercise price equal to the fair market value of a share of the Company's Common Stock on the date of grant will be granted automatically to each of Messrs. Kalogris, Pascarella, Pieper and Strigl and Ms. Swenson. However, by letter dated March 12, 1998, Mr. Pascarella has indicated his intention to cancel all options granted to him pursuant to the Company's Option Plan and Directors Plan, and to decline any future grants thereunder, as per the policy of VISA U.S.A. Inc. In addition, provided that Mr. Knell is elected at the Annual Meeting, an Initial Option to purchase 40,000 shares at an exercise price equal to the fair market value of a share of the Company's Common Stock on the date of grant will be granted to him automatically on the day following the Annual Meeting. During the fiscal year ended December 31, 1997, the current directors who are not executive officers as a group received options under the Directors Plan for an aggregate of 140,000 shares of the Company's Common Stock, including Initial Options for an aggregate of 120,000 shares of the Company's Common Stock. During such fiscal year, no options were granted under the Directors Plan to any of the persons named in the Summary Compensation Table below, any other executive officer, any nominee for election as a director, any associate of any such director, nominee or executive officer, or any employee of the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

         The Board of Directors believes that approval of the increase in the number of shares issuable under the Directors Plan is in the best interests of the Company and its stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF AN INCREASE BY 250,000 IN THE AGGREGATE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE DIRECTORS PLAN.

                                 PROPOSAL NO. 4

             RATIFICATION OF SALE AND ISSUANCE OF 5 1/2% CUMULATIVE
                      CONVERTIBLE SERIES B PREFERRED STOCK

         On March 4, 1998, the Company completed a private placement sale of (i) 5,000 shares of its 5 1/2% Cumulative Convertible Series B Preferred Stock with a liquidation price of $1,000 per share (the "Definitive Series B Shares") and warrants to purchase an aggregate of 400,000 shares of Common Stock at an exercise price of $3.38 per share (the "Definitive Warrants"); and (ii) 7,000 shares of Series B Preferred Stock (the issuance of which would occur, if at all, upon the occurrence of certain events) (the "Contingent Series B Shares") (the Definitive Series B Shares and Contingent Series B Shares are collectively referred to as the "Series B Shares") and warrants to purchase shares of Common Stock (the issuance of which would occur, if at all, upon the purchase of the Contingent Series B Shares and the occurrence of certain other events) (the "Contingent Warrants") (the Definitive Warrants and Contingent Warrants are collectively referred to as the "Warrants") as provided for in the Certificate of Designation prescribing the rights, preferences, privileges and limitations of the Series B Shares (the "Series B Certificate of Designation"). As of the date of this Proxy Statement, no Definitive Series B Shares have been converted into shares of Common Stock, no Definitive Warrants have been exercised, and no Contingent Series B Shares or Contingent Warrants have been issued. Copies of the relevant documents for this private placement sale were filed as exhibits to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 1, 1998, and are incorporated herein by reference.

         The Board of Directors authorized the sale of the Series B Shares and Warrants in order to raise proceeds which were applied towards working capital.

SUMMARY TERMS OF THE SERIES B SHARES

         The Definitive Series B Shares and Definitive Warrants were issued in connection with a private equity financing to institutional investors (the "Investors") pursuant to a certain preferred stock investment agreement (the "Investment Agreement"). Pursuant to the Investment Agreement and depending on certain conditions, including the performance of the Company's stock, (i) the Company has the option to require the Investors to purchase up to 5,000 shares of the Contingent Series B Shares, and (ii) the Investors have the option to purchase up to 2,000 shares of the Contingent Series B Shares. The Series B Shares are convertible into shares of the Company's Common Stock pursuant to a formula based on dividing (i) the liquidation preference by (ii) the conversion price, all as set forth in the Serues B Certificate of Designation. The liquidation preference equals the original liquidation price of $1,000 plus any accrued but unpaid amount of the annual 5 1/2% cumulative dividend. The conversion price equals the lesser of (a)$3.00 or (b)85% of the lowest price of a share of Common Stock at any time during the 5 trading days prior to but excluding the date of a conversion request by the holder thereof. The Series B Certificate of Designation entitles holders of Series B Shares, in the event of any liquidation, dissolution or winding up of the Company, to the liquidation preference. The Series B Certificate of Designation also gives (i) the Company the option, in the event of a change in control transaction in which more than fifty percent (50%) of the voting power of the Company is transferred, to redeem all of the then outstanding Series B Shares at a per share price equal to one hundred twenty percent (120%) of the liquidation prefernce of the Series B Shares being called for redemption, and (ii) the Investors the right to cause the Company to redeem any or all of the Series B Shares outstanding for 130% of the per share liquidation preference upon (a) a change in control transaction,
(b) a "going private" transaction under Rule 13e-3 of the 1934 Securities Exchange Act, as amended (the "34 Act"), (c) a tender offer by the Company under Rule 13e-4 of the 34 Act, (d) the Company becoming insolvent, or (e) the initiation of bankruptcy, reorganization, insolvency or liquidation proceedings against the Company.

         The shares of Common Stock issuable upon conversion of the Series B Shares or upon exercise of the Warrants may be deemed below market or discounted securities and thus the issuance of Common Stock may be subject to the Marketplace Rules of the Nasdaq National Market ("NASDAQ") regarding stockholder approval of certain discounted securities. Section 4460(i)(1)(D)(ii) of the Marketplace Rules requires stockholder approval of the sale or issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock (the "Discounted Securities Limit"). Accordingly, the Investment Agreement prohibits Investors from receiving shares of Common Stock upon conversion of the Series B Shares or exercise of the Warrants in the event that such conversion or exercise, when aggregated with all prior or concurrent conversions or exercises of Series B Shares and Warrants would result in the issuance to all Investors of shares of Common Stock in excess of 19.99% of the shares of capital stock with voting rights outstanding on the Closing Date (the

"Outstanding Closing Date Stock"). As of the Closing Date, there were 26,928,201 shares of the Company's Common Stock outstanding and 50,000 shares of the Company's Series A Preferred Stock outstanding (with voting power of 3,629,000 shares of the Company's Common Stock), for a total of 30,557,201 shares of Outstanding Closing Date Stock, 19.99% of which sum is 6,108,384. In seeking ratification of the issuance of the Series B Shares and the Warrants, the Company is also seeking approval from its stockholders to issue shares of Common Stock upon conversion of the Series B Shares and exercise of the Warrants in excess of the Discounted Securities Limit, if applicable.

         In the event the Company is unable to obtain the stockholder approval necessary to issue shares of Common Stock in excess of the Discounted Securities Limit, and the Investors request conversion of the Series B Shares or exercise of the Warrants in excess of such limit, the Company will be required to redeem shares in excess of the Discounted Securities Limit. If the Company does not have the available funds necessary to redeem such shares in excess of the Discounted Securities Limit, then the Company must issue promissory notes to the Investors for the amounts that cannot be redeemed. This forced redemption could have a material adverse effect on the Company's financial condition. In addition, if the Company is unable to obtain stockholder approval, the Company will not be able to force the Investors to purchase 5,000 shares of the Contingent Series B Shares at a price of $1,000 per share, upon the occurrence of certain events, and the Investors will not have the option to purchase 2,000 shares of the Contingent Series B Shares at a price of $1,000 per share, upon the occurrence of certain events. Inability to sell the Contingent Series B Shares could have a material adverse effect on the Company's financial condition. Therefore, in order to preserve maximum flexibility with respect to working capital and the potential to raise additional working capital pursuant to the Investment Agreement, the Company believes that it is in the best interests of the Company and its stockholders to vote in favor of this proposal.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

         The Board of Directors believes that ratification of the sale and issuance of the Series B Shares and the rights, preferences, privileges and limitations related to such shares, including but not limited to the right of holders of such shares to receive shares of Common Stock in excess of the Discounted Securities Limit upon conversion of the Series B Shares or exercise of Warrants, is in the best interests of the stockholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE ISSUANCE OF THE SERIES B SHARES.

                                 PROPOSAL NO. 5

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has selected KPMG Peat Marwick LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1998. KPMG Peat Marwick LLP has acted in such capacity since its appointment during the fiscal year ended December 31, 1990. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of March 31, 1998, with respect to the beneficial ownership of the Company's Common Stock and Preferred Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and director nominee of the Company, (iii) the Chief Executive Officer, the four other highest compensated executive officers of the Company whose salary and bonus for the year ended December 31, 1997, exceeded $100,000 and a former executive officer of the Company whose salary and bonus for the year ended December 31, 1997, exceeded $100,000 but who was not an executive officer at December 31, 1997 (the "Named Executive Officers") and (iv) all executive officers and directors of the Company as a group.

                                                        SHARES OF COMMON STOCK        SHARES OF PREFERRED STOCK
      NAME AND ADDRESS OF BENEFICIAL OWNERS(1)         BENEFICIALLY OWNED(2)(3)         BENEFICIALLY OWNED(2)
                                                       NUMBER OF   PERCENTAGE OF     NUMBER OF      PERCENTAGE OF
                                                        SHARES         CLASS          SHARES            CLASS
                                                        ------         -----          ------            -----

5% STOCKHOLDERS

Sony Corporation(4).................................    1,778,940       5.2%               --            --
   7-35 Kitashinagawa
   6-Chrome Shinagawa-Ku
   Tokyo 141 Japan, MO

Microsoft Corporation(5)............................    3,629,000      10.5            50,000            90.9%
   One Microsoft Way, Bldg. #8
   North Office 2211
   Redmond, WA 98052

OFFICERS AND DIRECTORS

Steven Markman, Ph.D.(6)............................      474,838       1.4                --            --
Mary E. Doyle(7)....................................       72,292       *                  --            --
Michael E. Kalogris.................................        2,500       *                  --            --
Philip D. Knell.....................................           --       *                  --            --
Jeffrey F. McElroy(8)...............................       49,376       *                  --            --
Carl F. Pascarella(9)...............................       29,167       *                  --            --
Roel Pieper, Ph.D.(10)..............................       19,583       *                  --            --
Steven D. Schramm(11)...............................      173,770       *                  --            --
Dennis F. Strigl....................................        1,000       *                  --            --
Kevin J. Surace(12).................................       87,379       *                  --            --
Susan G. Swenson....................................           --       *                  --            --
James E. White(13)..................................      482,650       1.4                --            --
Executive officers and directors as a group
(12 persons)(14)....................................      939,599       2.7                --            --

----------

*    Less than 1%

(1) Except as otherwise indicated, the address of each beneficial owner is in care of the Company at 420 North Mary Avenue, Sunnyvale, California 94086.

(2) Except as indicated in the footnotes to this table, the Company believes that the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock and/or Preferred Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3) Calculations of percentages of beneficial ownership are based upon 34,431,934 shares as of March 31, 1998, including all issued and outstanding shares of Common Stock and Common Stock issuable upon conversion of all outstanding shares of

     Preferred Stock and exercise of warrants. Calculations assume the exercise by only the respective named stockholder of all options to purchase Common Stock held by such stockholder, if any, which are exercisable within 60 days of March 31, 1998.

(4) According to Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 1997, Sony Corporation has sole power to vote and dispose of all 1,778,940 shares. The 1,778,940 shares beneficially owned by Sony Corporation include 428,940 shares of Common Stock held by Sony Electronics, Inc., a wholly-owned subsidiary of SEL Holdings Inc., which is a wholly-owned subsidiary of Sony Corporation of America, which is a wholly-owned subsidiary of Sony Corporation.

(5) According to Schedule 13G filed with the Securities and Exchange Commission on March 9, 1998, Microsoft Corporation has sole power to vote and dispose of all 3,629,000 shares. All of such 3,629,000 shares of Common Stock are shares that may be acquired at any time upon conversion of the 50,000 shares of Series A Preferred Stock.

(6) Includes 312,500 shares subject to stock options exercisable within 60 days of March 31, 1998, and 67,500 shares of restricted stock owned by Dr. Markman which will vest in September 1998.

(7) Includes 64,792 shares subject to stock options exercisable within 60 days of March 31, 1998.

(8) Includes 49,376 shares subject to stock options exercisable within 60 days of March 31, 1998.

(9) Includes 29,167 shares subject to stock options exercisable within 60 days of March 31, 1998. However, by letter dated March 12, 1998, Mr. Pascarella has indicated his intention to cancel all options granted to him pursuant to the Company's Option Plan and Directors Plan, and to decline any future grants thereunder, as per the policy of VISA U.S.A. Inc.

(10) Includes 19,583 shares subject to stock options exercisable within 60 days of March 31, 1998.

(11) Includes 136,120 shares subject to stock options exercisable within 60 days of March 31, 1998.

(12) Includes 75,209 shares subject to stock options exercisable within 60 days of March 31, 1998.

(13) Includes 92,500 shares subject to stock options exercisable within 60 days of March 31, 1998, and 280,000 shares of restricted stock owned by Mr. White which will vest in August 1998.

(14) Includes 711,386 shares subject to stock options exercisable within 60 days of March 31, 1998, held by all current executive officers and directors and 67,500 shares of restricted stock owned by Dr. Markman which will vest in September 1998.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following table sets forth information concerning the total compensation of the Named Executive Officers for the years ended December 31, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM COMPENSATION
                                                                       RESTRICTED     SECURITIES
                                              ANNUAL COMPENSATION        STOCK        UNDERLYING        ALL OTHER
    NAME AND PRINCIPAL POSITION     YEAR    SALARY($)     BONUS($)     AWARD(S)($)    OPTIONS(#)     COMPENSATION($)
    ---------------------------     ----    ---------     --------     -----------    ----------     ---------------
 Steven Markman, Ph.D.(1).......   1997    $301,154     $90,000(2)           --              --             --
  Chairman, Chief Executive        1996      77,307      60,000(3)     $155,250(4)    1,500,000(5)      $50,000(6)
  Officer and President            1995          --          --              --              --             --

 Mary E. Doyle(7)...............   1997     180,692      53,055(2)           --          70,000          61,762(8)
  Vice President, Business         1996      72,692      12,300(3)           --         200,000(9)       16,253(8)
  Affairs, General Counsel and     1995          --          --              --              --             --
  Secretary

 Jeffrey F. McElroy(10).........   1997     140,539      28,000(2)           --          60,000             --
  Vice President and General       1996      70,000      15,400(3)           --         300,000(11)         --
  Manager, Internet                1995          --          --              --              --             --
  Applications and Services

 Steven D. Schramm..............   1997     170,654      50,108(2)           --          70,000             --
  Vice President and General       1996     148,365      72,750(3)           --         210,000(12)         --
  Manager, Communication           1995     136,365      51,363(13)          --          37,500             --
  Products Division

 Kevin J. Surace(14)............   1997     192,442      57,221(2)           --          70,000             --
  Vice President and General       1996      14,231          --              --         150,000             --
  Manager, Product and Network     1995          --          --              --              --             --
  Solutions Division

 Former Officer:
 James E. White(15).............   1997     170,654      32,013(2)           --          50,000             --
  Vice President and Chief         1996     141,346      59,575(3)           --         127,500(16)         --
  Technical Officer, Agent         1995     134,904      30,625(13)          --              --             --
  Technology

-----------

(1) Dr. Markman joined the Company in September 1996.

(2) Includes bonuses earned, but not paid, in fiscal 1997.

(3) Includes bonuses earned, but not paid, in fiscal 1996.

(4) As part of his compensation arrangement, the Company granted Dr. Markman the right to acquire 135,000 shares of restricted Common Stock for $0.10 per share. In March 1997, Dr. Markman exercised this right and acquired the restricted stock. 67,500 shares of the restricted stock vested in September 1997. Effective as of the vesting date, Dr. Markman tendered 22,562 shares to the Company in satisfaction of income and employment tax withholding obligations. The remaining 67,500 shares of the restricted stock will vest in September 1998, assuming Dr. Markman's continued employment with the Company. As of December 31, 1997, Dr. Markman held 67,500 restricted shares having a value net of his purchase price equal to $86,062.50. The Company does not currently pay dividends on its Common Stock.

(5) Includes options for an aggregate of 750,000 shares of Common Stock which were repriced in November 1996, replacing options for an aggregate of 750,000 shares granted earlier in the year.

(6) Represents payment for costs incurred in connection with Dr. Markman's employment transition.

(7) Ms. Doyle joined the Company in July 1996.

(8) Represents payment for costs incurred in connection with Ms. Doyle's employment transition.

(9) Includes options for an aggregate of 100,000 shares of Common Stock which were repriced in November 1996, replacing options for an aggregate of 100,000 shares granted earlier in the year.

(10) Mr. McElroy joined the Company in June 1996 and resigned from the Company in connection with the closure of its South Carolina offices on January 2, 1998.

(11) Includes options for an aggregate of 150,000 shares of Common Stock which were repriced in November 1996, replacing options for an aggregate of 150,000 shares granted earlier in the year.

(12) Includes options for an aggregate of 37,500 shares of Common Stock which were repriced in February 1996, replacing options for an aggregate of 37,500 shares granted in 1995, and options for an aggregate of 142,500 shares of Common Stock which were repriced in November 1996, replacing options for 67,500 shares granted in 1996, 62,500 shares granted in 1994 and 12,500 shares granted in 1993.

(13) Includes bonuses earned, but not paid, in fiscal 1995.

(14) Mr. Surace joined the Company in November 1996.

(15) Effective August 18, 1997, Mr. White resigned as Vice President and Chief Technical Officer, Agent Technology, and was appointed Chief Technology Officer of the Company. As a result of this change in Mr. White's duties and responsibilities, he is no longer an executive officer of the Company.

(16) Includes options for an aggregate of 97,500 shares of Common Stock which were repriced in November 1996, replacing options for an aggregate of 30,000 shares granted in 1996 and an aggregate of 67,500 shares granted in 1994.

         The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended December 31, 1997, to the Named Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                        INDIVIDUAL GRANTS IN FISCAL 1997
                                              % OF TOTAL                               POTENTIAL REALIZABLE VALUE
                                NUMBER OF      OPTIONS                                  AT ASSUMED ANNUAL RATES
                                SECURITIES    GRANTED TO                                     OF STOCK PRICE
                                UNDERLYING    EMPLOYEES   EXERCISE OR                       APPRECIATION FOR
                                 OPTIONS      IN FISCAL       BASE      EXPIRATION           OPTION TERM(3)
  NAME                          GRANTED(1)       YEAR       PRICE(2)       DATE           5%             10%
  ----                          ----------       ----       --------       ----           --             ---
Steven Markman, Ph.D........          --           --            --         --               --              --

Mary E. Doyle...............      70,000         2.0%       $1.0626      4/17/07        $46,778        $118,546

Jeffrey F. McElroy..........      60,000(4)      1.7         1.0626      4/17/07         40,096         101,611

Steven D. Schramm...........      70,000         2.0         1.0626      4/17/07         46,778         118,546

Kevin J. Surace.............      70,000         2.0         1.0626      4/17/07         46,778         118,546

Former Officer:
James E. White..............      50,000         1.4         1.6875      8/18/07         53,063         134,472

----------

(1) Generally, options granted in 1997 under the Option Plan vest at the rate of one-fourth on the first anniversary of the date of grant or of the optionee's hire, as applicable, and 1/48 per month thereafter for each full month of the continued employment of the option holder.

(2) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

(3) Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain hypothetical gains based on assumed rates of appreciation, based on the Securities and Exchange Commission's rules, and do not represent the Company's estimate or projection of future Common Stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company, overall market conditions and the continued employment of the option holders through the vesting period. The amounts reflected in this table may not be achieved.

(4) One-fifth of the options granted to Mr. McElroy in 1997 were vested in connection with his January 2, 1998, resignation from the Company; the balance were canceled.

         The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock during the year ended December 31, 1997, and unexercised options held as of December 31, 1997, by the Named Executive Officers:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                  SHARES                     UNDERLYING UNEXERCISED            IN-THE-MONEY
                               ACQUIRED ON      VALUE        OPTIONS AT 12/31/97(1)       OPTIONS AT 12/31/97(2)
            NAME                 EXERCISE    REALIZED(3)   EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
            ----                 --------    -----------   -----------   -------------  -----------  -------------
Steven Markman, Ph.D.......           --            --        234,375       515,625          --              --
Mary E. Doyle..............           --            --         35,417       134,583          --         $21,868
Jeffrey F. McElroy.........           --            --         90,625       119,375          --          18,744
Steven D. Schramm..........       23,750      $ 12,251        104,167       108,333          --          21,868
Kevin J. Surace............           --            --         40,626       179,374          --          21,868
Former Officer:
James E. White.............       75,000       121,410         85,782        61,718          --              --

----------

(1) Includes options granted at an exercise price greater than the per share closing price of $1.375, as reported on the Nasdaq National Market, on December 31, 1997.

(2) Based on the per share closing price of $1.375, as reported on the Nasdaq National Market, on December 31, 1997, less exercise price, multiplied by the number of shares underlying the options.

(3) Based on the fair market price of the Company's Common Stock on the exercise date, less exercise price, multiplied by the number of shares underlying the options.

COMPENSATION OF DIRECTORS

         Effective June 12, 1997, each eligible outside director, who is not an employee of the Company or of any parent or subsidiary corporation of the Company and was a director at time of disbursement, was entitled to receive the following amounts of cash compensation for his or her services as a director of the Company: (i) $10,000 per year, payable on the last day of the Company's fiscal year and (ii) $1,000 or $500 for each regular or special meeting attended by the eligible outside director in person or by telephone, respectively. In addition, each eligible outside director was entitled to reimbursement of travel expenses reasonably incurred by him or her in connection with attending any regular or special meeting of the Board. Furthermore, the Directors Plan provides for automatic initial and annual grants of nonqualified stock options to directors of the Company who are not employees of the Company or of any affiliated corporation. However, any non-employee director will be ineligible to participate in the Directors Plan if the director's employer is a stockholder of the Company or an affiliated corporation of a stockholder of the Company, or if the director's employer holds a technology license from the Company or is an affiliated corporation of such license holder. During the fiscal year ended December 31, 1997, each of Messrs. Kalogris and Strigl and Ms. Swenson received under the Directors Plan an initial option grant for 40,000 shares of Common Stock and each of Messrs. Pascarella and Pieper received an annual option grant for 10,000 shares of Common Stock.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         In September 1996, the Company entered into an employment agreement with Steven Markman commencing September 19, 1996. Dr. Markman serves as the Company's Chairman of the Board of Directors, President and Chief Executive Officer for an annual salary of $300,000, and during the first of twelve months of his employment, a guaranteed bonus of not less than twenty percent (20%) of his then current salary. In accordance with his employment agreement, the Company granted Dr. Markman options for 750,000 shares of the Company's Common Stock. In addition, as further required by his employment agreement, the Company granted Dr. Markman the right to purchase up to 135,000 restricted shares of the Company's Common Stock at a price of $0.10 per share. Dr. Markman exercised this right in March 1997. In December 1997, Dr. Markman's agreement was amended to permit him to surrender shares of Common Stock of the Company having a fair market value equal to the income and employment tax withholding obligations arising upon the vesting of Dr. Markman's restricted shares. To the extent the Company issues in the first two years of Dr. Markman's employment any Common Stock equivalents other then to employees, consultants or directors, the Company's Board of Directors is required to make its best efforts (including presenting a plan share reserve increase to the stockholders in the event the Company's existing Option Plan has insufficient shares) to grant Dr. Markman additional options to allow him to maintain his then equivalent percentage ownership on a fully diluted basis with an exercise price equal to fair market value and subject to standard vesting. Transactions completed by the Company in February and March, 1998, respectively, entitled Dr. Markman to additional options to acquire shares under this provision. Either party may terminate the employment agreement at any time, provided that, if prior to September 19, 2000, the Company terminates the agreement other than for "cause" or Dr. Markman resigns for "good reason" (as defined in the agreement), then (i) Dr. Markman will be entitled to receive his final salary rate for the remaining term of the agreement, provided such period of salary continuance will not be less than one year or more than two years, as well as any bonus he would otherwise have earned in the year of his termination, and (ii) all restricted stock and all stock options previously granted to Dr. Markman by the Company will continue to vest during the period of salary continuance, and such stock options will remain exercisable for a period of 18 months following the later of the date Dr. Markman is terminated as the Company's Chief Executive Officer or the date of such option vesting. If Dr. Markman's employment is terminated by the Company without cause or if Dr. Markman resigns for good reason during the period beginning 30 days prior to the first public announcement that the Company has entered into an agreement that would result in a change in control (as defined in the agreement) and ending one year following the change in control, Dr. Markman is entitled to the same benefits described in the preceding sentence, except that all of his unvested outstanding stock options and restricted stock will immediately vest.

         In October 1997, the Company entered in to an "at-will" employment agreement with James E. White, the Company's Chief Technology Officer. Under the agreement, Mr. White will receive an annual salary of $170,000, standard benefits and, subject to his continued employment with the Company, certain restricted stock and cash bonuses. In addition, the agreement requires the Company to extend a loan to Mr. White of up to $600,000 to purchase, refinance or improve a principal residence, secured by such real property and any restricted stock awards received by Mr. White under the agreement, and bearing interest at a rate of no less than seven percent per annum. Principal and interest due under the loan will be accelerated and become payable within a specified period following any termination of Mr. White's employment. The agreement requires Mr. White to apply the after-tax proceeds from the sale of the restricted shares to repayment of loan principal and interest. Provided that Mr. White remains an employee, the agreement calls for the Company to pay to Mr. White cash bonuses in two annual installments to be applied to loan repayment to the extent that the appreciation in the restricted shares on an after-tax basis is insufficient to enable Mr. White to repay the loan in full. If Mr. White's employment terminates as a result of his death or disability, resignation for "good reason" or termination other than for "cause" (as those terms are defined in the agreement), any restricted shares previously granted to him under the agreement will vest in full, and, to the extent that the after-tax proceeds from a sale of the shares is insufficient to repay the loan in full, the Company will pay to Mr. White a cash bonus in an amount sufficient on an after-tax basis to repay the loan in full. If Mr. White's employment with the Company terminates for any other reason, he will be entitled only to compensation and benefits earned through the date of his termination. The agreement provides that in the event of the insolvency of the Company or the termination of its business, the Company will forgive any unpaid balance of the loan and will pay to Mr. White, in lieu of any other bonus due him under the agreement, an amount equal to the tax liability incurred by Mr. White upon such discharge of indebtedness to the Company.

         In April 1998, the Board of Directors authorized the Company to enter into Change of Control Agreements (the "Agreements") with its executive officers which provide for the payment of certain severance benefits in the event of a "Change of Control" of the Company (as defined in the Agreements). Each Agreement provides that in the event of a Change of Control in which the individual's stock options are not assumed or substituted for by the acquiring corporation, such options will become fully vested and exercisable as of a date prior to the Change of Control. In addition, each Agreement provides that severance benefits will be payable to the individual upon the occurrence of both of the following: (1) a Change of Control of the Company, and (2) within 12 months after the Change of Control, such individual's employment is involuntarily terminated by the Company other than for "cause" or such individual terminates his or her employment for "good reason" (as those terms are defined in the Agreement). Upon the occurrence of the events described in the preceding sentence, such individual will be entitled to receive the following benefits: (a) a lump sum cash payment equal to the sum of (i) his or her then effective annual base salary, plus (ii) 100% of his or her bonus at the "on-target" level for the year in which the termination occurs, and (b) full accelerated vesting of any options to purchase shares of the Company's Common Stock or any unvested shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Effective September 19, 1996, Marc Porat resigned as the Company's Chief Executive Officer and Chairman of the Board of Directors. The Company entered into a consulting agreement with Dr. Porat effective October 1, 1996, through September 30, 1997. Under the agreement, Dr. Porat acted as a consultant to the Company and was paid a monthly consulting fee of $58,333 from October 1, 1996, through December 31, 1996, and $19,444 from January 1, 1997, through September 30, 1997. Dr. Porat is no longer an employee of the Company. The Company fulfilled any and all obligations under such agreement as of September 30, 1997.

         In each of September 1992 and May 1993, the Company loaned Dr. Porat $55,000 at interest rates of 5.98% and 5.38% per annum, respectively, pursuant to promissory notes originally due in 1999 and 2000, secured by 50,000 shares of the Company's Common Stock. In connection with Dr. Porat's resignation from the Company, the promissory notes were amended to reflect that the loans are due on December 31, 1997, and that Dr. Porat is obligated under one note and Ms. Slater, Dr. Porat's former wife, is obligated under the other note.

         The Company has entered into indemnification agreements with each of its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms. The Company maintains an insurance policy covering officers and directors of the Company under which the insurer has agreed to pay the amount of any claim made against the officers or directors of the Company that such officers or directors may otherwise be required to pay or for which the Company is required to indemnify such officers and directors, subject to certain exclusions. The policy has a coverage limit of $15,000,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with, except that an initial statement of beneficial ownership of securities for Linda A. Hayes was not timely filed. Additionally, late annual statements of changes in beneficial ownership were filed in connection with the repricing of certain options of Martha E. Coleman, Mary E. Doyle, David P. Duckworth, Steven Markman, Jeffrey F. McElroy, Elena M. Morera, Anthony M. Rutkowski, Steven D. Schramm and James E. White and for automatic outside director option grants for Jerry Baker, Carl F. Pascarella and Roel Pieper.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is comprised of three non-employee directors. No member of the Committee is a current or former officer or employee of the Company. The Committee is responsible for setting and administering policies and plans governing compensation of executive officers, including the annual Executive Bonus Plan and the Option Plan. In addition, the Committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.

COMPENSATION PHILOSOPHY

         The Company applies a consistent compensation philosophy for all its employees, including its executive officers. The Company's compensation policy is designed to enable the Company to attract, retain and reward executive officers who are likely to contribute to the long-term success of the Company. The Committee also believes that a strong correlation should exist between executive compensation, business objectives and overall Company performance, and seeks to design its total compensation package to elicit the highest degree of productivity and commitment from all executive officers. Equity-based compensation is also extremely important to the Committee because it enables employees, including executive officers, to identify more closely with the Company and aligns their interests with those of the Company's stockholders. These results foster a strong employee interest in increasing stockholder value through Company profitability.

COMPONENTS OF COMPENSATION

         There are three components of the Company's executive compensation program which support the goal of aligning compensation with the value created for the Company's stockholders while providing incentives to further the Company's strategic objectives: base salary, performance-based bonuses and stock options.

         Base Salary

         The Committee strives to offer salaries to its executive officers which are competitive with salaries offered by companies of similar size, complexity and market capitalization in the high technology industry in Silicon Valley. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual's contribution to the Company and changes in salary levels offered by comparable companies. In determining the salaries of the executive officers, the Committee considers information provided by the Company's Vice President of Human Resources, as well as salary surveys, including those prepared by Radford Associates, an employment compensation consulting firm, and similar data available from independent sources. In preparing the performance graph set forth in the section entitled "COMPARISON
OF STOCKHOLDER RETURN," the Company has selected the Hambrecht & Quist Technology Index as its published industry index; however, the companies included in the Company's salary surveys are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive officers may not be publicly traded.

         The Chief Executive Officer is responsible for evaluating the performance of all other executive officers and recommended salary adjustments for 1997 which were reviewed and approved by the Committee. Evaluations of individual executive officers were based on predetermined individual goals. In addition to considering the results of the performance evaluations and information concerning competitive salaries, the Committee and the Chief Executive Officer placed significant weight on the financial condition of the Company in considering salary adjustments.

         Bonuses

         Target amounts of cash bonuses for each executive officer under the Company's Executive Bonus Plan are set annually by the Committee. Executive officers other than the Chief Executive Officer are eligible for 50% of the target bonus based on the Company's achievement of Company performance targets, which in 1997 was achievement of the budgeted operating expenses, and 50% based on achievement of goals set between each executive officer and the Chief Executive Officer. Performance against the individual goals is determined annually by the Committee based upon advice of the Chief Executive Officer. Target bonuses in 1997 under the plan for executive officers other than the Chief Executive Officer, as of the end of the year, represented between approximately 18% and 36% of annual salary. Bonuses for 1997 were somewhat lower than target, based on the Committee's determination that executive officers had achieved individual goals, but that the Company's operating expenses moderately exceeded plan.

         Equity Incentives

         The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of the Company's stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the position of the officer, the current stock ownership of the officer, the stock ownership of other officers of the Company, the number of shares which continue to be subject to vesting under outstanding options, the compensation paid by other similarly situated companies to their executive officers and the expected future contribution of the officer to the Company's performance. The Committee gives primary weight to the officer's position and expected future contributions.

         The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the Company's chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. To enable the Company to grant sufficient options to attract and retain key officers, the Committee amended the Option Plan in November 1996 to eliminate a limitation on the maximum aggregate number of shares for which options could be granted to any employee in any fiscal year which would have enabled compensation related to options granted under the plan to be exempt from the effects of Section 162(m). Therefore, options granted thereafter under the Option Plan will not be exempt from the deduction limitation. In making this amendment the Committee considered that in light of the Company's cumulative net operating loss carry forward it was unlikely that the Company would have a benefit for the foreseeable future from the deduction, if any, resulting from excess compensation realized upon the exercise of executive officers' options. Pursuant to his employment agreement, Dr. Markman purchased restricted stock at a discount in March 1997; any compensation that Dr. Markman realized on the vesting of such restricted stock does not qualify as "performance-based compensation" and will therefore not be exempt from the limitation on the tax deductibility imposed by Section 162(m). The Committee believed that the restricted stock was necessary to recruit Dr. Markman to join the Company. The Committee does not believe that in general other components of the Company's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility under applicable tax laws as practicable.

CHANGE OF CONTROL AGREEMENTS

         In April 1998, the Committee determined that it was in the best interests of the Company and its stockholders to adopt Change of Control Agreements to provide the executive officers of the Company with certain severance benefits upon termination of employment following a Change of Control of the Company (as defined in the agreements). The Committee believed that such benefits would provide the executive officers with enhanced financial security, thereby providing incentive for such officers to remain employed by the Company during a period of uncertainty when there is the possibility of or negotiation of a change of control transaction. Accordingly, the Committee unanimously recommended adoption of change of control agreements for the Company's executive officers, the terms of which are described above in the section entitled "EXECUTIVE COMPENSATION AND OTHER MATTERS--Employment Contracts and Termination of Employment and Change in Control Arrangements."

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         The Company and Dr. Markman entered into an employment agreement in September 1996 following arms-length negotiations and approval by the Committee. Under the agreement, Dr. Markman is entitled to an annual salary of $300,000 and a guaranteed bonus of not less than twenty percent (20%) of his then current salary during the first twelve (12) months of his employment, or $60,000. See "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Employment Contracts and Termination of Employment and Change-in-Control Arrangements." In January 1998, the Committee determined to award Dr. Markman a bonus of $150,000 for the year ended September 30, 1997, Dr. Markman's first year of employment, or 50% of his salary, after considering the Company's market value over the period, the Company's progress towards certain corporate objectives, the divestiture of less productive portions of the Company's business, certain strategic partner agreements, Dr. Markman's development of overall corporate strategy and the hiring of a strong management team. Taking all these factors into account, the Committee awarded a bonus at the midpoint of the range of the bonus for which Dr. Markman was eligible. The guaranteed bonus of $60,000 was paid on a monthly basis over the first year of Dr. Markman's employment and the balance of $90,000 was paid in 1998. In connection with the Committee's determination of Dr. Markman's 1998 bonus which will be based on achievement of agreed-upon objectives between the Committee and Dr. Markman, the Committee will also consider his performance during the last quarter of 1997. The Committee did not award equity incentives to Dr. Markman during fiscal 1997 in light of the limited number of shares available for grant under the Option Plan, but intends to review his equity holdings in fiscal 1998 subject to stockholder approval of the additional share reserve in the Option Plan to be voted on at this Annual Meeting. Dr. Markman's employment agreement requires the Company to provide Dr. Markman with an option for additional shares. See "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Employment Contracts and Termination of Employment and Change-in-Control Arrangements." The Committee approved an amendment to Dr. Markman's employment agreement to enable Dr. Markman to surrender restricted shares to the Company to cover the tax liability arising on the vesting of his restricted stock, and the Company made the required cash payment to the IRS.

                                                      COMPENSATION COMMITTEE

                                                      Carl F. Pascarella
                                                      Roel Pieper, Ph.D.
                                                      Susan G. Swenson

                        COMPARISON OF STOCKHOLDER RETURN

         Set forth below is a line graph comparing the annual cumulative total return on the Company's Common Stock with the annual cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) ("Nasdaq US") and the H&Q Total Return Technology Index ("H&Q Index") for the period commencing on February 9, 1995,(1) and ending on December 31, 1997.(2)

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                FROM FEBRUARY 9, 1995, THROUGH DECEMBER 31, 1997
                  GENERAL MAGIC, INC., NASDAQ US AND H&Q INDEX

                                 [GRAPH OMITTED]

                  2/9/95       12/29/95     12/31/96     12/31/97
                  ------       --------     --------     --------
General Magic      $100      $    75.89   $    16.52   $     9.82
Nasdaq US          $100      $   135.14   $   166.24   $   204.03
H&Q Index          $100      $   141.99   $   176.47   $   206.89

----------

(1) The Company's initial public offering commenced on February 10, 1995. For purposes of this presentation, the Company has assumed that its initial offering price of $14.00 would have been the closing sales price on February 9, 1995, the day prior to commencement of trading.

(2) Assumes that $100.00 was invested on February 9, 1995, in the Company's Common Stock at the Company's initial offering price of $14.00 and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 420 North Mary Avenue, Sunnyvale, California 94086, not later than January 8, 1999, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                     By Order of the Board of Directors



                                     MARY E. DOYLE
                                     Secretary
May 21, 1998

                                      PROXY
                               GENERAL MAGIC, INC.
               420 NORTH MARY AVENUE, SUNNYVALE, CALIFORNIA 94086

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  The undersigned hereby appoints Steven Markman, Ph.D. and Mary
E. Doyle (the "Proxies"), and each of them, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of Common Stock of General Magic, Inc. (the "Company") held of record by the undersigned on April 28, 1998, at the Annual Meeting of Stockholders to be held on June 25, 1998 or any adjournment thereof.

         1. ELECTION OF DIRECTORS.

            [ ] FOR all nominees listed below           [ ] WITHHOLD AUTHORITY
            (except as marked to the contrary below)    to vote for all nominees
                                                        listed below

                              Steven Markman, Ph.D.
                               Michael E. Kalgoris
                                 Philip D. Knell
                               Carl F. Pascarella
                               Roel Pieper, Ph.D.
                                Dennis F. Strigl
                                Susan G. Swenson

         2. To vote upon a proposal to increase by 4,850,000 shares the aggregate number of shares issuable under the Company's Amended and Restated 1990 Stock Option Plan.

            [ ] FOR                     [ ] AGAINST                  [ ] ABSTAIN

         3. To vote upon a proposal to increase by 250,000 shares the aggregate number of shares issuable under the Company's 1994 Outside Directors Stock Option Plan.

            [ ] FOR                     [ ] AGAINST                  [ ] ABSTAIN

         4. To ratify the sale and issuance of the Company's 5 1/2% Cumulative Convertible Series B Preferred Stock.


            [ ] FOR                     [ ] AGAINST                  [ ] ABSTAIN

         5. To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998.


            [ ] FOR                     [ ] AGAINST                  [ ] ABSTAIN

         6. To transact such other business as may properly come before the meeting.

         This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR Proposals 1, 2, 3, 4 and 5.

                  Please sign exactly as your name appears on your stock certificates. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                         Dated:____________________________________________ 1998


                         -------------------------------------------------------
                                               Signature

                         -------------------------------------------------------
                                        Signature if held jointly

                  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                      -2-